Exhibit 11

                 OIL-DRI CORPORATION OF AMERICA AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)



                                             --------------------
                                              Six Months Ended
                                                 January 31
                                             --------------------
                                                 2001       2000
                                                        (Restated)
                                             --------------------
Net income available to Stockholders
(numerator)                                   $  172       $  880
                                              ------       ------

Shares Calculation (denominator):              5,611        5,684

Average shares outstanding - basic

Effect of Dilutive Securities:

Potential Common Stock
      relating to stock options                     1         167
                                               ------      ------

Average shares outstanding- assuming            5,612       5,851
                                               ======      ======
dilution

Earnings per share-basic                       $ 0.03     $ 0.15
                                               ======     ======

Earnings per share-assuming dilution           $ 0.03     $ 0.15
                                               ======     ======